Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in SELLAS Life Sciences Group, Inc.’s Registration Statement on Form S-1 pursuant to Rule 462(b) of the Securities Act of 1933 of our report dated April 13, 2018, relating to the consolidated financial statements of SELLAS Life Sciences Group, Inc. (the “Company”), which report expresses an unqualified opinion and includes an explanatory paragraph regarding the Company’s going concern uncertainty, appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, filed with the Securities and Exchange Commission, and to the reference to our firm under the heading “Experts” in Amendment No. 2 to the Registration Statement on Form S-1 (No. 333-225140) and related Prospectus, which is part of this Registration Statement.

/s/ Moss Adams LLP

San Francisco, California

July 11, 2018